EMPLOYMENT AGREEMENT

This Employment Agreement is made as of September 19, 2006 by and between Lionbridge Technologies, Inc., a Delaware corporation (the “Company”), and Rory J. Cowan (the “Executive”).

WHEREAS, pursuant to an Employment Agreement dated as of December 23, 1996 (the “Original Agreement”), the Executive has served as Chairman of the Board and Chief Executive Officer of the Company for more than nine years; and

WHEREAS, the Company and the Executive wish to amend and restate the Original Agreement in order to make certain modifications to the Agreement between them;

NOW, THEREFORE, the parties agree that the Original Agreement is hereby amended and restated in its entirety as follows:

1. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company shall continue to employ the Executive as Chief Executive Officer and the Executive agrees to continue to be so employed.

2. TERM. The term of the Executive’s employment hereunder (the “Term”) shall commence on the date hereof and continue until the first to occur of the expiration of the Term (as defined below) or the termination of the Executive’s employment in accordance with Section 5 of this Agreement. “Term” shall mean the period commencing as of the date hereof and continuing in effect through September 30, 2010; provided that on October 1, 2009 and each October 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than one year prior to the scheduled expiration of the Term (or any extension thereof), either party shall have given the other party written notice that the Term will not be extended. A termination of this Agreement that results because the Executive gives notice that he declines to extend the Term shall be treated for all purposes hereunder as a termination of employment described in Section 5.5. A termination of this Agreement that results because the Company gives notice that it declines to extend the Term shall be treated for all purposes hereunder as a termination by the Company other than for Cause described in Section 5.4.

3. CAPACITY AND PERFORMANCE.

3.1 OFFICES. During the Term, the Executive shall serve the Company as President and Chief Executive Officer of the Company. In such capacity, the Executive will be responsible for day-to-day operations of the Company as well as the Company’s strategic direction. In addition, subject to election by the stockholders of the Company, the Executive shall serve as a member of the Company’s Board of Directors (the “Board”) and as a director of one or more of the Company’s subsidiaries. The Executive shall be subject to the direction of, and shall have such other powers, duties and responsibilities consistent with the Executive’s position as President and Chief Executive Officer as may from time to time be prescribed by, the Board.

3.2 PERFORMANCE. During the Term, the Executive shall be employed by the Company and shall perform and discharge (faithfully, diligently and to the best of his ability) such duties and responsibilities on behalf of the Company and its subsidiaries as may be designated from time to time by the Board which are consistent with the Executive’s position as President and Chief Executive Officer. The Executive shall devote substantially all of his time, attention and energies to the business of the Company and shall not engage in any other business activity or activities, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that, in the reasonable judgment of the Board may conflict with the proper performance of the Executive’s duties under this Agreement. Notwithstanding the foregoing, except as may be set forth in Article 9 of this Agreement, nothing herein shall be construed as preventing the Executive from engaging in the following activities, provided such activities do not conflict with the proper performance of the Executive’s duties for the Company or have an adverse effect on the Company: (a) investing the personal assets of the Executive and his family; (b) serving on the board of directors or similar governing body of any other company, but only, in the case of a for-profit company, if such service is approved by the Board, such approval not to be unreasonably withheld (it being agreed that the current service by the Executive on any other board of directors is deemed approved); or (c) engaging in religious, charitable, trade association, or other community or non-profit activities.

4. COMPENSATION AND BENEFITS. As compensation for all services performed by the Executive under this Agreement, during the Term, the Executive shall be entitled to the following compensation and benefits:

4.1 BASE SALARY. The Company shall pay the Executive a base salary at the initial rate of $550,000 per year, payable in accordance with the payroll practices of the Company for its executives and subject to annual increases (based on an annual review) by the Board in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.” The Base Salary shall not be decreased without the Executive’s prior written consent, except for a reduction of Base Salary in connection with a cost cutting program under which the Base Salaries of all senior officers are reduced.

4.2 BONUS COMPENSATION. Each year the Company shall provide the Executive with a target annual bonus opportunity of 100% of Base Salary based on performance goals mutually agreeable to the Executive and the Nominating and Compensation Committee of the Board.

4.3 STOCK/OPTIONS.

4.3.1 In connection with the execution and delivery of this Agreement, the Company will recommend to the Board that it issue to the Executive a restricted stock award for 200,000 shares of the Common Stock of the Company (the “Shares”) and options to purchase 300,000 shares of the Common Stock of the Company at an exercise price equal to the closing price of the Common Stock on the date such options are granted (the “Options”). The Shares and the Options shall be subject to the terms of the Restricted Stock Agreement and Stock Option Agreement executed by the Executive and the Company as of the date hereof.

4.3.2 The Company will recommend to the Board that the Executive receive annual grants of stock, stock options, and stock rights pursuant to such restricted stock, stock option, stock right and similar agreements and plans as the Company may have in effect from time to time in amounts and on terms reasonably commensurate to those set forth in Section 4.3.1 and no less favorable (including with regard to vesting) than those afforded to any other executive employee of the Company in connection with the Company’s annual equity grant program as it may then exist.

4.4 VACATIONS. The Executive shall be entitled to five (5) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive in his reasonable discretion. The Executive may not accumulate or carry over from one calendar year to another any unused, accrued vacation time. The Executive shall not be entitled to compensation for vacation time not taken, except as required by law upon termination of employment.

4.5 LIFE INSURANCE. The Company will provide the Executive with life insurance for which the Executive may designate the beneficiary or beneficiaries in a face amount of no less than the greater of (a) two times his Base Salary or (b) the highest amount provided to any other executive employee of the Company.

4.6 OTHER BENEFITS. Subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in all employee benefits plans (other than any profit sharing or bonus compensation programs) from time to time adopted by the Board and in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive. Such participation shall be subject (a) the terms of the applicable plan documents, (b) generally applicable Company policies and (c) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefits plans at any time as the Board, in its sole judgment, determines to be appropriate.

4.7 BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (a) any expense policy of the Company set by the Board from time to time, and (b) such reasonable substantiation and documentation requirements as may be specified by the Board from time to time.

5. TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS. The Executive’s employment hereunder shall terminate under the circumstances set forth in this Section 5. The fiscal year in which termination of the Executive’s employment is effective is sometimes referred to herein as the “Termination Year.”

5.1 DEATH. In the event of the Executive’s death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate and the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate (a) any Base Salary earned but unpaid through the date of death, payable no later than the next regularly scheduled pay date following the date of death, (b) any unpaid portion of the Bonus for the fiscal year preceding the Termination Year that was earned but has not yet been paid, payable at the times the Company pays its other executives such bonuses in accordance with its general payroll policies, and (c) a Bonus with respect to the Termination Year, payable within thirty (30) days after the date of death, in an amount determined by multiplying the Bonus that was payable to the Executive with respect to the fiscal year immediately preceding the Termination Year by a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the Termination Year in which the Executive was employed by the Company. After the end of the fiscal year of the Company in which the Executive’s employment is terminated by reason of his death, the Board shall determine the amount of the bonus that would have been paid to the Executive if the Executive had been employed for the entire fiscal year and shall multiply that amount by the fraction set forth in clause (c) of the preceding sentence. If the result of such calculation exceeds the amount paid to the Executive under said clause (c), the Company shall pay the amount of the excess to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, as soon as administratively feasible after such amount is determined.

5.2 DISABILITY.

5.2.1 The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive, on account of a physical or mental disability, is unable to perform the essential functions of his job either with or without reasonable accommodation for a continuous period of six months. The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.

5.2.2 Through the effective date of any termination pursuant to Section 5.2.1, the Executive shall continue to receive his compensation and benefits pursuant to Section 4 as though he were not disabled, including his Bonus; provided, however, that the amount of such Bonus shall be no less than the Bonus paid to the Executive with respect to the fiscal year immediately preceding the fiscal year in which the Executive first became disabled; and provided, further, that in the Termination Year, the Executive’s bonus shall be pro rated by multiplying the amount of the Bonus that he would otherwise receive hereunder by a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the Termination Year in which the Executive was employed by the Company.

5.2.3 Within thirty (30) days after the effective date of any termination pursuant to Section 5.2.1, the Company shall pay the Executive an amount equal to the sum of (a) the Executive’s annual Base Salary at the rate in effect at the time of termination plus (b) an amount equal to the amount of the Bonus paid to the Executive with respect to the fiscal year immediately preceding the fiscal year in which the Executive first became disabled. If the Company’s disability insurance carrier approves the Executive for disability benefits, then the Company’s obligation shall be to pay the Executive a supplemental payment that equals the excess of the amount set forth in the preceding sentence over the amount of disability insurance payable over the 12 months following termination of employment.

5.3 BY THE COMPANY FOR CAUSE.

5.3.1 The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. Only the following events or conditions shall constitute “Cause” for termination: (a) fraud, embezzlement or other act of dishonesty by the Executive that causes material injury to the Company or any of its affiliates, (b) conviction of, or plea of nolo contendere to, any felony involving dishonesty or moral turpitude, or (c) a failure by the Executive, other than by reason of death or disability, to take or refrain from taking any corporate action consistent with his duties as the President and Chief Executive Officer as specified in written directions of the Board following receipt by the Executive of such written directions which such failure is not cured within 30 days after written notice that failure to take or refrain from taking such action shall constitute “Cause” for purposes hereof.

5.3.2 Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall pay the Executive (a) any Base Salary earned but unpaid through the date of termination, payable no later than the effective date of termination, and (b) any Bonus for the fiscal year preceding the Termination Year that was earned but has not yet been paid, payable at the times the Company pays its other executives such bonuses in accordance with its general payroll policies. After payment of such amounts, the Company shall have no further obligation or liability to the Executive relating to the Executive’s employment hereunder, or the termination thereof including any Bonus amounts for the Termination Year.

5.4 BY THE COMPANY OTHER THAN FOR CAUSE.

5.4.1 The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.

5.4.2 In the event of any termination pursuant to Section 5.4.1, the Company shall pay the Executive (a) any Base Salary earned but unpaid through the date of termination, payable on the effective date of termination, (b) any unpaid portion of any Bonus for the fiscal year preceding the Termination Year that was earned but has not been paid, payable at the times the Company pays its other executives such bonuses in accordance with its general payroll policies, and (c) a Bonus with respect to the Termination Year, payable within thirty (30) days after the effective date of termination, in an amount determined by multiplying the Bonus that was payable to the Executive with respect to the fiscal year immediately preceding the Termination Year by a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the Termination Year in which the Executive was employed by the Company.

5.4.3 Within thirty (30) days after the effective date of any termination pursuant to Section 5.4.1, the Company shall pay the Executive an amount equal to 100% times the sum of (a) the Executive’s Base Salary at the rate in effect at the effective date of termination, plus (b) the amount of the Bonus payable to the Executive with respect to the fiscal year immediately preceding the Termination Year.

5.4.4 After the end of the fiscal year of the Company in which the Executive’s employment is terminated, the Board shall determine the amount of the bonus that would have been paid to the Executive if the Executive had been employed for the entire fiscal year and shall multiply that amount by the fraction set forth in clause (c) of Section 5.4.2. If the result of such calculation exceeds the amount paid to the executive under said clause (c), the Company shall pay the amount of the excess to the Executive as soon as administratively feasible after such amount is determined.

5.5 TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. The Executive may terminate the Executive’s employment hereunder at any time upon thirty (30) days prior written notice to the Company. Upon such termination, the Executive shall be entitled to receive (a) any Base Salary earned but unpaid through the date of termination, payable no later than the next regularly scheduled payroll following termination, (b) any unpaid portion of any Bonus for the fiscal year preceding the Termination Year that was earned but has not yet been paid, at the times the Company pays it executives bonuses in accordance with its general payroll policies, and (c) a Bonus with respect to the Termination Year, payable within thirty (30) days after the effective date of termination, in an amount determined by multiplying the Bonus that was payable to the Executive with respect to the fiscal year immediately preceding the Termination Year by a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the Termination Year in which the Executive was employed by the Company.

5.6 TERMINATION BY EXECUTIVE WITH GOOD REASON.

5.6.1 The Executive may terminate his employment hereunder at any time with Good Reason upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. Any of the following events shall constitute Good Reason, unless the Executive has expressly consented to such event in writing; provided, however, that no such event shall be deemed to constitute Good Reason if, within 30 days after the receipt by the Company of such notice, such event has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom:

(a)	The failure of the shareholders of the Company to elect the Executive as a Director of the Company or to continue the Executive in such office;

(b)	a material adverse change made by the Company in the Executive’s title, functions, duties, reporting requirements or responsibilities;

(c)	a reduction by the Company in the Executive’s Base Salary as the same may be increased from time to time, except for a reduction that occurs in connection with a cost cutting program under which the Base Salaries of all senior officers are reduced;

(d)	a reduction in the Executive’s target annual bonus opportunity below 100% of Base Salary;

(e)	a material reduction in the package of fringe benefits provided to the Executive as of the date hereof, taken as a whole, or the elimination of any material fringe benefit provided to the Executive as of the date hereof;

(f)	the failure by the Company to provide the Executive with facilities, equipment and administrative support sufficient to enable him to properly perform his duties and responsibilities;

(g)	the change in the principal location at which the Executive performs his duties to a location that is more than fifty (50) miles from the Executive’s current location; or

(h)	any material breach of this Agreement by the Company.

5.6.2 In the event of any termination pursuant to Section 5.6.1, the Company shall pay the Executive (a) Base Salary earned but unpaid through the date of termination, payable no later than the next regularly scheduled pay day following the effective date of termination; (b) any unpaid portion of any Bonus for the fiscal year preceding the Termination Year that was earned but has not been paid, payable at the times the Company pays its other executives such bonuses in accordance with its general payroll policies, and (c) a Bonus with respect to the Termination Year, payable within thirty (30) days after the effective date of termination, in an amount determined by multiplying the Bonus that was payable to the Executive with respect to the fiscal year immediately preceding the Termination Year by a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the Termination Year in which the Executive was employed by the Company.

5.6.3 Within thirty (30) days after the effective date of any termination pursuant to Section 5.6.1, the Company shall pay the Executive an amount equal to 100% times the sum of (a) the Executive’s Base Salary in effect at the effective date of termination, plus (b) the amount of the Bonus payable to the Executive with respect to the fiscal year immediately preceding the Termination Year.

5.6.4 After the end of the fiscal year of the Company in which the Executive’s employment is terminated, the Board shall determine the amount of the bonus that would have been paid to the Executive if the Executive had been employed for the entire fiscal year and shall multiply that amount by the fraction set forth in clause (c) of Section 5.6.2. If the result of such calculation exceeds the amount paid to the executive under said clause (c), the Company shall pay the amount of the excess to the Executive as soon as administratively feasible after such amount is determined.

5.7 ADDITIONAL COMPENSATION. In the event of the termination of the Executive’s employment for any reason, other than a termination by the Company with Cause or a termination by the Executive without Good Reason:

5.7.1 the Company shall pay the Company’s cost of coverage, at the level paid by the Company on the date of termination, for the Executive and any dependents under all group health plans maintained by the Company during the entire period that such coverage is continued under COBRA;

5.7.2 except in the case of a termination due to the Employee’s death, the Company shall continue all life, disability and other insurance benefits provided by the Company to the Executive at the time of termination for a period of two years following the effective date of termination, to the extent permitted under the terms of such insurance plans. If any insurance plan does not permit the continuation of benefits following termination, the Company shall promptly reimburse the Executive for the cost of obtaining substitute insurance upon comparable terms;

5.7.3 if the Executive holds restricted stock, stock options, restricted stock units or similar rights (“Stock Rights”) that vest solely upon the passage of time and which are, as of such date, not yet fully vested, then, notwithstanding the terms of the plan or agreement governing such Stock Rights, all such Stock Rights shall immediately, and without any further action of the Company or the Executive whatsoever, become fully vested and exercisable;

5.7.4 if the Executive holds Stock Rights that vest solely upon the achievement of goals other than the passage of time, each such Stock Right shall become vested in accordance with its terms; and

5.7.5 if such termination of employment occurs within 6 months before or 24 months after the occurrence of a Change of Control (as defined in Exhibit A), then the severance benefit payable to the Executive under Section 5.4 or 5.6 shall be increased to an amount equal to 200% times the sum of (a) the Executive’s Base Salary at the rate in effect at the effective date of termination, plus (b) the amount of the bonus payable to the Executive with respect to the fiscal year immediately preceding the Termination Year.

5.8 PAYMENT IN FULL. Payment by the Company of any amounts that may be due the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive, except that nothing in this Section 5.8 is intended or shall be construed to affect the rights and obligations of the Company and its affiliates, on the one hand, and the Executive, on the other, with respect to any loans, stock pledge arrangements, option plans or other agreements to the extent said rights or obligations survive termination of employment under the provision of documents relating thereto. Acceptance by the Executive of performance by the Company shall constitute full settlement of any claim that the Executive might otherwise assert against the Company, its affiliates or any of their respective shareholders, partners, directors, officers, employees or agents relating to such termination.

5.9 SURVIVAL OF CERTAIN PROVISIONS. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Executive under Article 9 hereof and the Employee Non-Disclosure and Developments Agreement (the “Non-Disclosure Agreement”), dated as of December 23, 1996, by and between the Executive and the Company. The obligation of the Company to make severance payments to or on behalf of the Executive under this Section 5 hereof is expressly conditioned upon the Executive’s continued full performance of obligations under the terms of Article 9 hereof and the Non-Disclosure Agreement. The Executive recognizes that, except as expressly provided in this Section 5, no compensation is earned after termination of employment.

5.10 FURTHER ASSURANCES. In no event shall the amounts payable to the Executive under this Section 5 be less generous than the amounts that would be payable to any other senior executive of the Company under comparable circumstances.

6. CONFLICTING AGREEMENTS. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its affiliates any proprietary information of a third party without such party’s consent.

7. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. In addition, the Company shall be entitled to reduce any payments by the Company of Base Salary or Bonus under this Agreement by the amount of any tax or other amounts required to be withheld by the Company under applicable law with respect to deemed compensation arising out of or related to imputed interest on any loans by the Company to the Executive.

8. GROSS UP.

8.1 GENERAL. In the event that any amount payable to the Employee hereunder or under or any other plan, arrangement, or agreement with the Company or any affiliated company (a “Payment”) is subject to any penalty, excise tax or similar charge imposed by law, including without limitation, pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and/or any interest or penalties are incurred by the Executive with respect to any such penalty, excise tax or similar charge (such penalty, excise tax or similar charge, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), the Company shall pay the Executive an additional amount (the “Gross-up Payment’) such that the net amount received and retained by the Executive after deduction from such Payment (a) such Excise Tax and (b) any federal, state or local income or payroll tax (including any Excise Tax) on the Gross-Up Payment, shall equal the amount of the Payment prior to imposition of such Excise Tax. For purposes of calculating the Gross-Up Payment, the Executive shall be deemed to pay income taxes at the highest applicable marginal rate of federal, state or local income taxation for the calendar year in which the Gross-up Payment is to be made. The Gross-Up Payment shall be paid within thirty (30) days after the event that subjects the Employee to the Excise Tax, provided, however, that if the existence or amount of an Excise Tax cannot be determined as of such day, then the Excise Tax shall be paid within thirty (30) days after the amount of the Excise Tax is determined. Notwithstanding the foregoing, the Gross-up Payment shall be paid no later than fifteen days prior to the date by which the Executive is required to pay the Excise Tax without regard to extensions.

8.2 EXCEPTION FOR SECTION 4999 GROSS-UP. Notwithstanding the provisions of Section 8.1, in the case of any Payment that is subject to an Excise Tax under Section 4999 of the Code, if reducing the amount of the Payment by up to 10% would prevent the Executive from being liable for the Excise Tax under said Section 4999, then the Company may elect to so reduce the amount of such Payment. The Company shall reduce the amount of the Payment by the smallest amount necessary to prevent the Executive from becoming liable for such Excise Tax, and the Executive will have the right to determine which payments and benefits will be reduced.

8.3 SECTION 409A COMPLIANCE.

8.3.1 If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

8.3.2 The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereunder) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

8.3.3 If, notwithstanding the preceding provisions of this Section 8.3, any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) (the “Payments”) made or provided to the Executive or for his benefit in connection with this Agreement or the Executive’s employment with the Company or the termination thereof, are determined to be subject to the tax imposed by Section 409A(a)(1)(B) or any interest or penalties with respect to such taxes (such taxes, together with any such interest and penalties, are collectively referred to as the “Section 409A Tax”), then the Company will promptly pay to the Executive an additional amount (a “Gross-Up Payment”) such that the net amount the Executive retains after paying any applicable Section 409A Tax and any federal, state or local income or FICA taxes on such Gross-Up Payment shall be equal to the amount the Executive would have received if the Section 409A Tax were not applicable to the Payments. For purposes of determining the amount of the Gross-Up Payment, if any, the Executive will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Payments are made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date the Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company must make another Gross-Up Payment with respect to such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten (10) calendar days immediately following the date that the amount of such excess is finally determined. The Company and the Executive must each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments.

8.4 DETERMINATIONS. Determinations under this Section 8 will be made by the firm of certified public accountants then serving as the Company’s auditor unless the Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by the Executive after consultation with the Company. The determinations of such firm will be binding upon the Company and the Executive. The Company shall be responsible for all charges of such accountants.

9. NON-COMPETITION

9.1 The term of this Article 9 shall be for a period commencing on the date hereof and ending 12 months from the date of termination of the Executive’s employment by the Company.

9.2 During the term of this Article 9, the Executive will not, without the Company’s prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage or otherwise have a financial interest in any business activity which is directly or indirectly in competition in the United States, Belgium, People’s Republic China, France, Ireland, Japan, Korea, The Netherlands, Taiwan, or any other geographic area where the business is being conducted or as proposed to be conducted with any of the products or services being developed, marketed, distributed, planned, sold or otherwise provided by the Company at such time. The ownership by the Executive of not more than one percent of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

9.3 During the term of this Article 9, the Executive will not, directly or indirectly, employ, or knowingly permit any other company or business organization which employs the Executive or is directly or indirectly controlled by the Executive to employ, any person who is employed by the Company at any time during the term hereof, or in any manner seek to induce any such person to leave his or her employment with the Company.

9.4 During the term of this Article 9, the Executive will not solicit or do business with, directly or indirectly, any present or past customer of the Company, or any prospective customer of the Company with whom the Executive has had contact, in connection with any business activity which would violate any other provision of this Agreement.

9.5 The Executive hereby represents that, except as the Executive has disclosed in writing to the Company, the Executive is not a party to, or bound by the terms of, any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represent that the Executive’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company, and the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

9.6 The Executive agree that the breach of the provisions of this Article 9 by the Executive will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Executive’s obligations hereunder.

9.7 The Executive hereby agree that each provision of this Article 9 shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Article 9 shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

9.8 For purposes of this Article 9, the term “Company” shall include Lionbridge Technologies, Inc., and any subsidiaries, subdivisions or affiliates.

10. MISCELLANEOUS.

10.1 REPRESENTATION BY THE COMPANY. The Company represents and warrants that (a) the Company has full power and authority to enter into and perform its obligations under this Agreement, (b) this Agreement has been duly authorized by all necessary action of the Company, including by the Compensation Committee and any other committee of the Board of Directors of the Company with authority over any matter set forth in this Agreement, and (c) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

10.2 ASSIGNMENT. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein (provided, however, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company’s Common Stock in addition to any restrictions set forth in the Company’s Restated Certificate of Incorporation or any stockholder agreement applicable to the holders of such shares), by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other entity or transfer all or substantially all of its properties or assets to any other entity, in which event such entity shall be deemed the “Company” hereunder for all purposes; provided that, as a condition to any such assignment, such successor entity shall assume all of the obligations of the Company pursuant to this Agreement and shall agree to be bound thereby. This agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

10.3 SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.4 WAIVER; AMENDMENT. No waiver or any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company.

10.5 NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or two business days after being deposited in the United States mail, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to:

Mr. Rory J. Cowan

President

Lionbridge Technologies, Inc.

281 Fairhaven Hill Road

Concord, Massachusetts 01742

or, (b) in the case of the Company, at its principal place of business and to the attention of Board of Directors; or to such other address as either party may specify by notice to the other.

10.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the terms and conditions of the Executive’s employment and, except as otherwise provided herein, supersedes all prior communications, agreements and understandings, written or oral, with the Company or any of its affiliates or predecessors with respect to the terms and conditions of the Executive’s employment, including, without limitation, the Original Agreement and that certain Change in Control Agreement dated as of July 14, 2003 by and between the Executive and the Company and the Company’s Change of Control Plan. Notwithstanding the provisions of the preceding sentence, this Agreement does not supersede any agreement between the Executive and the Company regarding non-disclosure and developments, including without limitation, the Non-Disclosure Agreement.

10.7 HEADINGS. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

10.8 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be original and both of which together shall constitute one and the same instrument.

10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

10.10 CONSENT TO JURISDICTION. Each of the Company and the Executive, by its or his execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Massachusetts law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.5 hereof is reasonably calculated to give actual notice.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY

LIONBRIDGE TECHNOLOGIES, INC.

By:/s/
Name: Eileen Sweeney
Title: Senior Vice President, Human Resources

THE EXECUTIVE

/s/

Rory J. Cowan

Exhibit A

“Change of Control” means the occurrence of any of the following events:

(1)  any Person becomes the owner of 25% or more of the Company’s Common
Stock and a majority of the members of the Board of Directors make a determination that a change of control has occurred; or

(2)  individuals who, as of the Effective Date, constitute the Board of
Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Continuing Directors will be deemed to be a
Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of
Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the
“Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)  approval by the shareholders of the Company of a reorganization, merger, consolidation or other transaction that will result in the transfer of ownership of more than 50% of the Company’s Common Stock; or

(4)  liquidation or dissolution of the Company or sale of substantially all of the Company’s assets.

In addition, for purposes of this definition the following terms have the meanings set forth below:

“Common Stock” means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire
(whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.  Notwithstanding the foregoing, the term Common Stock does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common
Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board expressly so determines in any future transaction or transactions.

A Person will be deemed to be the “owner” of any Common Stock of which such
Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

“Person” has the meaning used in Section 13(d) of the Exchange Act, except that “Person” does not include (i) the Executive, an Executive Related Party, or any group of which the Executive or Executive Related Party is a member, or
(ii) the Company or a wholly owned subsidiary of the Company or an employee benefit plan (or related trust) of the Company or of a wholly owned subsidiary.

An “Executive Related Party” means any affiliate or associate of the Executive other than the Company or a subsidiary of the Company.  The terms “affiliate”
and “associate” have the meanings given in Rule 12b-2 under the Exchange Act;
the term “registrant” in the definition of “associate” means, in this case, the Company.